Attached to and made a part of Group Annuity Contract No. AC5000-83T

between

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

and

UNITED STATES TRUST COMPANY OF NEW YORK AS TRUSTEE UNDER THE RETIREMENT INVESTMENT ACCOUNT MASTER RETIREMENT TRUST

IT IS HEREBY AGREED that, effective July 1, 1991, said contract is amended as follows:

1. Section 1.03 - The following paragraph is added immediately after the third paragraph:

   The Equitable may, in its sole discretion, retain one or more other organizations including affiliates of the Equitable, to provide investment advice to the Equitable with respect to a Separate Account. If any such organization provides such services, it will do so in compliance with applicable laws, regulations, exemptions, and opinions issued by appropriate governmental agencies.

2. Section 1.04 - The third paragraph is amended to read as follows:

   Any amount withdrawn from the Funding Accounts maintained for the Plan in accordance with the preceding paragraphs of this Section 1.04 will be paid to either (a) the trustee of the participating trust, or (b) if the Plan Sponsor and the Equitable so agree, any other payee designated by the Plan Sponsor, or will be used to provide an annuity benefit hereunder. The Equitable may request from the Plan Sponsor such information as it may reasonably require to determine that the withdrawal is necessary and proper under the terms of the Plan.

3. Section 3.03 - The following paragraph is added:

   With respect to any Employer for whom the Funding Effective Date is a date occurring on or after the date as of which the Equitable is converted, in accordance with applicable law, from a mutual company owned by its policyholders to a corporation owned by its shareholders, (a) this Section 3.03 will not apply, and (b) the caption

PARTICIPATING" appearing on the Cover Page of this contract will be deemed to read "NON-PARTICIPATING".

New York, May 6, 1992
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Vice President and Secretary

Chairman of the Board and Chief Executive Officer

....
Assistant Registrar

Agreed to by:

UNITED STATES TRUST COMPANY OF NEW YORK AS TRUSTEE UNDER
THE RETIREMENT INVESTMENT ACCOUNT MASTER RETIREMENT TRUST

By..................................
Title..Vice President..................